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January 24, 2007	Exhibit 5

Meruelo Maddux Properties, Inc.

761 Terminal Street

Building 1, Second Floor

Los Angeles, California 90021

Re:	40,000,000 Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Meruelo Maddux Properties, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of up to 40,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) to be issued by the Company in an underwritten initial public offering, following the effectiveness of a Registration Statement on Form S-11 (registration no. 333-137457), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”).

We have examined copies of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), the Company’s Bylaws and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

Based upon and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, upon issuance and delivery of the Shares in accordance with the Registration Statement and resolutions adopted by the Company’s Board of Directors relating thereto against payment therefor as provided in the Registration Statement and such resolutions and following the effectiveness of the Registration Statement under the Securities Act of 1933, as amended, the Shares will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to the following general qualifications and assumptions:

1.	The foregoing opinions are rendered as of the date hereof. We assume no obligation to update or supplement the opinions if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinions.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of such Constitution, and we do not express any opinion herein concerning any other laws.

3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Delaware or any other jurisdiction.

4.	Our opinions are limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Meruelo Maddux Properties, Inc.

January 24, 2007

Page Two

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER US LLP